Exhibit 11.             CCF HOLDING COMPANY AND SUBSIDIARY
                        Computation of Per Share Earnings
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

                                                Three Months Ended    Nine Months Ended
                                                   June 30, 1996        June 30, 1996
                                                   -------------        -------------

   Common stock - shares issued                    1,190,250             1,190,250

   Original unallocated ESOP shares                  (72,000)              (72,000)
                                                  ----------           -----------

   Common stock - shares outstanding               1,118,250             1,118,250

   ESOP shares - allocated                             1,800                 1,800

   ESOP shares - committed                             4,200                 2,400

   Shares repurchased                                (59,512)              (26,450)
                                                  ----------           -----------

   Weighted average shares outstanding             1,064,738             1,096,000
                                                  ==========           ===========


   Net income per share                           $      .18                   .52
                                                  ==========           ===========

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